Exhibit 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES PRESIDENT’S RESIGNATION

Media, PA – (Business Wire) – August 19, 2008 – First Keystone Financial, Inc. (NASDAQ:FKFS), the holding company for First Keystone Bank (the “Bank”), announced today that Thomas M. Kelly, its President and Chief Executive Officer has resigned, effective August 15, 2008, in order to pursue personal interests.  Mr. Kelly will remain at the Company and the Bank until November 15, 2008 to assist in the smooth transition to a new Chief Executive Officer.  In the interim, the Board of Directors has appointed Donald S. Guthrie, the Chairman of the Board, as interim Chief Executive Officer.  Mr. Guthrie joined the Bank’s management team in 1990 and held various positions prior to becoming the President and Chief Executive Officer in 1993, a position he held until 2005.  The Company and the Bank are actively searching for a new President and Chief Executive Officer.

“On behalf of our Board of Directors, it is with much regret that we accept Tom’s resignation,” said Mr. Guthrie. “We understand Tom’s desire to pursue his career development and to spend more time with his family.  We wish Tom all the best for the future and appreciate his dedication, professionalism and friendship over his 17 years of service here,” Guthrie added.

“I leave knowing that we have developed and put in place an experienced and capable management team to lead the Company forward,” said Mr. Kelly.  “At this point in my professional career, I have decided it is time for a change, to pursue my professional development. I have truly enjoyed the many personal and professional relationships I developed during my 17 years with the Bank and will miss the many friends I have made at the Bank,” he added.

First Keystone Bank, the Company’s wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward–looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward–looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward–looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  These factors are discussed in the Company’s reports filed with the Securities and Exchange Commission.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward–looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:	Donald S. Guthrie, Interim CEO or
Carol Walsh, Corporate Secretary